Exhibit 10.2
AppHarvest, Inc. Non-Executive Compensation Plan
1.Effective Date, Term, and Purpose. This Non-Executive Compensation Plan (the “Plan”) of AppHarvest, Inc. (the “Company”) is effective as of the date (the “Effective Date”) of the Plan’s approval by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. Under the Plan, each Participant (as defined below) is eligible to receive cash payments (each, an “Award”) pursuant to the terms and conditions set forth herein.
2.Participants Covered. Each person selected by the Committee to participate in the Plan shall become a participant in the Plan as of the Effective Date (each, a “Participant”), provided that such person executes and returns to the Company in the time period determined by the Company (which shall not be later than thirty (30) days following the Effective Date) a countersigned Award Agreement in a form to be provided by the Company substantially in the form of Exhibit A (the “Award Agreement”).
3.Award Payments and Conditions. The Plan offers each Participant an Award in the total amount determined under Section 3(a) below, with payment to occur as set forth in Section 3(b) below, subject to the conditions set forth herein.
a.Amount of Award. The total Award for each Participant shall be determined by the Committee and set forth in the Participant’s Award Agreement.
b.Vesting Conditions; Time of Payment. Subject to the conditions set forth in this Plan, each Participant will earn a right to receive (i) fifty percent (50%) of his or her total Award on the six (6) month anniversary of the Effective Date, and (ii) the remaining fifty percent (50%) of the total Award on the twelve (12) month anniversary of the Effective Date (each, a “Vesting Date”), in each case subject to the Participant’s continuous employment or engagement (if serving as a non-employee consultant) with the Company and remaining in good standing with the Company during the period beginning on the Effective Date and ending on each such Vesting Date. If earned, each such amount (an “Installment”) will be paid in a lump sum in cash on the first administratively practicable payroll period following the applicable Vesting Date.
Notwithstanding the foregoing, in the event a Participant’s employment or engagement with the Company is terminated due to death, Disability, or by the Company without Cause prior to the payment of any Installment, the Participant will be entitled to receive (following execution of a release agreement as described below) only the Installment that otherwise would have been earned if the Participant had remained employed or engaged on the next Vesting Date occurring immediately following the Participant’s termination of employment or engagement (but not the Installment payable on the subsequent Vesting Date, if applicable, which such shall be forfeited). Upon such event, the earned Installment shall be paid in a lump sum in cash within forty-five (45) days following the Participant’s termination of employment, subject to the Company’s timely receipt of a release agreement in a form acceptable to the Company (and expiration of the applicable revocation period) prior to the end of such forty-five (45) day period (the “Release Expiration Period”), which is properly signed and dated by the Participant. In the event that the Release Expiration Period spans two calendar years, the payment of such Installment shall occur in the second calendar year.

For the avoidance of doubt, any Participant who terminates his or her employment or engagement, or whose employment or engagement is terminated by the Company for Cause, in each case prior to the occurrence of any Vesting Date, will not be eligible to receive and will forfeit the Installment relating to any such Vesting Date, other than as set forth in the immediately preceding paragraph.
For purposes of this Plan:
“Cause,” shall have the meaning ascribed to such term in a Participant’s employment or consulting agreement with the Company (as amended, if applicable). In absence of such an agreement or definition, “Cause” shall mean, in the Company’s sole discretion, (i) the Participant’s willful and continued failure to perform the Participant’s duties (other than any such failure resulting from death or Disability); (ii) the Participant’s willful failure to comply with any valid and legal directive of the Company; (iii) the Participant’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the business or reputation of Company or any of the Company’s affiliates; (iv) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving fraud, embezzlement, theft, financial dishonesty or moral turpitude; (v) gross misconduct by the Participant that has or is reasonably likely to bring the Company or any of its affiliates into substantial public disgrace or disrepute; (vi) the Participant’s gross negligence, recklessness or willful material misconduct with respect to the Company or any of its affiliates, including the Participant’s material violation of any Company policy or state or federal law relating to workplace environment (including, without limitation, laws relating to sexual harassment, other prohibited harassment or discrimination); or (vii) the Participant’s material breach of any other section of this Agreement or any written agreement between the Employee and the Company.
"Company” shall mean AppHarvest, Inc., as set forth in Section 1 of the Plan, but shall also be deemed to include any affiliate of AppHarvest, Inc. as the context requires. In circumstances in which a Participant is employed or engaged by AppHarvest, Inc. and any of its affiliates, a termination of employment (or engagement) shall only be deemed to occur if the Participant’s employment (or engagement) terminates with AppHarvest, Inc. and each such affiliate. In the circumstances in which a Participant is employed (or engaged) only by a single affiliate of AppHarvest, Inc., a termination of employment (or engagement) shall be deemed to occur if the Participant’s employment (or engagement) terminates with such affiliate.
“Disability” shall have the meaning ascribed to such term in a Participant’s employment or consulting agreement with the Company (as amended, if applicable). In absence of such an agreement or definition, “Disability” shall mean that the Participant is unable, due to physical or mental incapacity, to perform the essential functions of Employee’s job for one hundred twenty (120) consecutive days.

4.Tax Consequences and Section 409A. In connection with participation in the Plan and the receipt of any Awards, the Participant shall be solely responsible for all federal, state, and local tax liabilities including, without limitation, income taxes, any additional taxes imposed under Section 409A of the Internal Revenue Code of 1986 (as amended from time to time, the “Code”), any excise taxes, and the employee portion of employment taxes. The Company makes no warranty concerning the tax treatment of any payment of Awards; each

Participant should consult his or her tax advisor regarding the appropriate tax treatment of Awards. Each Award payment due under this Plan is intended to be exempt from Section 409A of the Code as a “short-term deferral,” within the meaning of Treasury Regulation 1.409A-1(a)(4), and shall be considered to be a separate payment for purposes of Section 409A. The Committee shall interpret and administer the Plan accordingly, and shall have complete discretion to make any determination and to take any determination that avoids any violation of Section 409A. However, the Company makes no representations concerning Section 409A or any related or other federal, state or local tax law.
5.Section 280G. In the event that the payment of an Award under the Plan (including in combination with any other payments or benefits provided to a Participant) (a) constitutes “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (b) would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the payment of the Award shall be reduced to the extent necessary to result in no portion of the Award (or other payments or benefits provided to a Participant in combination with the Award) being subject to excise tax under Section 4999. Notwithstanding the foregoing, a Participant shall be fully responsible for, and the Company shall have no liability with respect to, the payment of any excise taxes under Section 4999 resulting from the Award.
6.Miscellaneous.
a.Administration. the Company, acting by its Board or the Committee, shall administer the Plan, shall in such capacity be responsible for the general administration and management of the Plan, and shall have all powers and duties necessary to fulfill its responsibilities, including the discretion to determine all questions relating to the eligibility of any person to collect Awards, and the calculation and payment of all such Awards. The Committee shall accordingly have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Committee deems to be appropriate in its sole and absolute discretion, to revise any form associated with this Plan in any manner that the Committee determines to be appropriate, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall instead be upheld unless clearly arbitrary or capricious. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. Unless arbitrary and capricious, all actions taken and all determinations made by the Committee shall be final and binding on all persons claiming any interest in or under the Plan.
b.Manner of Payment and Tax Withholding. Any amounts payable under this Plan shall be paid to Participants in the same manner as they receive regular payroll (or by mail to the last known address of any Participant whose employment or engagement has terminated). The Company will deduct from any Award payment all required withholdings for state, federal, and local employment, income, payroll, or other taxes.
c.No Guarantee of Employment or Other Benefits. Except for Participants subject to a written employment agreement which states otherwise, employment with the Company is on an “at will” basis. This means that the employment relationship may be terminated at any time by either the Participant or the Company for any reason not expressly prohibited by law. Any representation to the contrary is invalid and unenforceable and should not be relied upon, unless set forth in a written contract of employment, signed on behalf of the Company by an authorized officer. Participation in this Plan and the receipt of benefits under this Plan shall not automatically be deemed employment for purposes of any other employee benefit plan including, without limitation, participation in (i) any other benefit plan such as medical, dental, disability or other welfare benefit plan, (ii) any retirement or 401(k) plan, or (iii) any other type of benefit.
d.Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Kentucky, without reference to conflict of law principles which would require application of the law of another jurisdiction (except to the minimum extent that the law of the State of Kentucky specifically and mandatorily requires otherwise).
e.Notices. All notices, requests, demands and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed given (i) when personally delivered to the recipient (provided a written acknowledgement of receipt is obtained), (ii) one (1) business day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier) or (iii) four (4) business days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the party concerned at the address indicated below (or such other address as the recipient shall specify by ten days’ advance written notice given in accordance with this Section 6(e)):

To the Company:
Attn: General Counsel
AppHarvest, Inc.
500 Appalachian Way
Morehead, Kentucky 40351

To the Participant:
The last address shown in the Company’s employment records.
f.Successors and Assigns. No rights or benefits under this Plan may be assigned by any Participant without the Company’s prior written consent. This Plan shall be binding on the successors of the Company.
g.Anti-alienation Clause. No payment under the Plan may be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.
h.Amendment and Termination. The Company, through the Board or the Committee, may amend this Plan at any time and from time to time, and may terminate this Plan at any time; provided that any amendment or termination that adversely and materially affects a Participant will be subject to the Participant’s written consent thereto.
i.Unfunded Obligation. All Awards payable pursuant to the Plan are unfunded and unsecured and are payable out of the general funds of the Company. Notwithstanding anything in the Plan to the contrary, the timing of payment, and the amount of the Award, including any Installment Payment, are subject to adjustment as may be required by or in connection with any court or judicial proceeding, including in connection with a bankruptcy, insolvency or restructuring of the Company, if applicable.
j.Indemnification of Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee of the Company serving on the Board or on the Committee against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan if such act or omission is taken in good faith, is consistent with the direction and authority of their respective position as well as the duties imputed under this Plan, and is neither criminal nor willful misconduct.
k.No Amounts Payable to Insiders. None of the Participants are “insiders” as that term is defined in 11 U.S.C. Section 101(31) and used in 11 U.S.C. Section 503(c), and none are a controlling person of any entity which comprises the Company. None of the Participants participated in the design of the Plan.

IN WITNESS WHEREOF, the Plan has been adopted as of the Effective Date.

AppHarvest, Inc.

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer, Chief Legal Officer, and Corporate Secretary

EXHIBIT A
FORM OF AWARD AGREEMENT

[DATE]
[NAME]
[ADDRESS]
[CITY STATE ZIP]

Re:         Award Agreement Pursuant to Non-Executive Compensation Plan

Dear [NAME]:

We are pleased to inform you that the AppHarvest, Inc. (the “Company”) has selected you for an Award under the Non-Executive Compensation Plan (the “Plan”) recently approved by the Compensation Committee of the Board of Directors of the Company.  We recognize these are uncertain times, and your contributions are essential to our future success.  We are taking steps to ensure that your compensation remains attractive and your focus remains on continuing to do great work for the Company.  This Award Agreement (the “Agreement”) sets forth the terms and conditions of your Award and, once countersigned by you, shall be a binding agreement between you and the Company.

Award Amount.  Your total Award under the Plan is $[TOTAL AMOUNT] (less applicable withholdings and deductions). Subject your continuous employment or engagement (if serving as a non-employee consultant) and your remaining in good standing with the Company on the following dates (each, a “Vesting Date”), you will earn a right to receive:

(i)Fifty percent (50%) of the total Award on the six (6) month anniversary of the Effective Date of the Plan, and

(ii)Fifty percent (50%) of the total Award on the twelve (12) month anniversary of the Effective Date of the Plan.

If earned, each such amount (an “Installment”) will be paid in a lump sum in cash on the first administratively practicable payroll period following the applicable Vesting Date. Notwithstanding the foregoing, in the event your employment (or engagement) with the Company is terminated due to death, Disability, or by the Company without Cause prior to the payment of the total Award, you will be entitled to receive the Installment that you otherwise would have earned if you had remained employed (or engaged) on the next Vesting Date occurring immediately following your termination of employment or engagement (but, for the avoidance of doubt, not the second Installment, which will be forfeited if your employment or engagement terminates during the initial six-month period following the Effective Date), subject to your execution of a release agreement in the form requested by the Company. Upon such event, the earned Installment shall be paid in a lump sum in cash within forty-five (45) days following your termination of employment (or engagement), provided that you execute a release agreement in the form requested by the Company (and any revocation period applicable to such release expires) prior to the end of such forty-five (45) day period (the “Release Expiration Period”). If the Release Expiration Period spans two calendar years, , you will be paid such Installment in the second calendar year.

If you voluntarily terminate your employment (or engagement) or your employment (or engagement) is terminated by the Company for Cause, in each case prior to the occurrence of any Vesting Date, will not be eligible to receive and will forfeit the Installment relating to any such Vesting Date. Additionally, you hereby agree that payment of your Award shall be in lieu of any amounts payable to you under any cash incentive or bonus plan maintained by the Company for the 2023 performance year.

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Plan Terms Controlling.  This Agreement incorporates all the terms of the Plan document, a copy of which is attached, and your right to receive any payment hereunder is contingent upon your compliance with the terms of the Plan.  In the event of any conflict between this Agreement and the Plan document, the Plan document shall control.  Any capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan document.  By your signature below, you acknowledge and agree that you have had an ample opportunity to read, understand and seek counsel of your choice with respect to the terms of this Agreement and the Plan document and that you voluntarily agree to be bound by this Agreement and the terms of the Plan document.

No Other Modifications.  Except as expressly set forth herein, the other terms and conditions of your employment are unaffected by this Agreement.

We hope that this Award opportunity demonstrates the Company’s commitment to your continued success at the Company and the value we place on your service.  If you wish to accept the Award opportunity on the terms set forth above, including the fuller terms and conditions set forth in the Plan document, please countersign this Agreement where indicated below, whereupon it shall become binding on you and the Company, and return the countersigned Agreement to the Company within thirty (30) days of your receipt of this Agreement.

Please do not hesitate to contact me if there is anything else we can do to help you and the Company succeed together.

Very truly yours,

[NAME]
[TITLE]

AGREED TO AND ACCEPTED BY:

Signature:  _____________________________________________
Print Name:  ___________________________________________
Dated:  ____________________________

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Attachment
AppHarvest, Inc. Non-Executive Compensation Plan
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